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Exhibit 23.3

LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

September 15, 2004

CVS Corporation
Woonsocket, Rhode Island

Board of Directors:

        We acknowledge our awareness of the use of our reports dated July 3, 2004 and June 28, 2003 incorporated herein by reference related to our reviews of interim financial information.

        Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant, within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Providence, Rhode Island

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  Exhibit 23.3
LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION